SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 8, 2004

Gateway Financial Holdings, Inc.

North Carolina (State of incorporation)	000-33223 (Commission File Number)	56-2264354 (I.R.S. Employer Identification No.)

1145 North Road Street, Elizabeth City, North Carolina 27909
(Address of principal executive offices) (Zip Code)

Issuer’s telephone number: (252) 334-1511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages, excluding exhibits.

Item 8.01 — Other Events.

On November 8, 2004, Gateway Financial Holdings, Inc. (Nasdaq: GBTS) (the “Company”), the holding company for Gateway Bank & Trust Co., announced that Ryan Beck & Co., Inc., the underwriter of its recently completed stock offering, exercised its option to purchase an additional 252,000 shares of the Company’s common stock to cover over-allotments.

On October 29, 2004, the Company completed the sale of 1,680,000 shares of its common stock at $14.10 per share in a firm commitment underwritten offering. Net proceeds from the offering, including the over-allotment option, total approximately $24.8 million.

The common stock offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Ryan Beck & Co., Inc., 18 Columbia Turnpike, Florham Park, NJ 07932.

Gateway Financial Holdings, Inc., with $412 million in assets as of September 30, 2004, is a fast-growing financial services company headquartered in Elizabeth City, North Carolina. It is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of fifteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Plymouth and Roper, North Carolina, and in Virginia Beach (3), Chesapeake (2), Suffolk and Emporia, Virginia. Gateway Bank & Trust Co. also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Company’s web site at www.gatewaybankandtrust.com.

Item 9.01(c) — Exhibits

Exhibit 99: Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.
	By:	/s/ Mark A. Holmes
Mark A. Holmes
Date: November 8, 2004		Chief Financial Officer